UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2010

TOPSPIN MEDICAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-144472	510394637
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

65 Rothschild Blvd. Tel Aviv, Israel	Not Applicable
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 972-3-5257368

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective on September 26, 2010, Shiri Blackman’s employment with TopSpin Medical, Inc. (the “Company”) as the Company’s controller and acting chief financial officer will terminate. On September 20, 2010, the Company entered into an agreement (the “Agreement”) with Uri Ben-Or and CFO Direct Ltd., a company organized under the laws of Israel and of which Mr. Ben-Or is Chief Executive Officer (collectively with Mr. Ben-Or, the “Consultant”), pursuant to which the Consultant will provide chief financial officer services to the Company at a monthly rate of 13,000 NIS (approximately $3,540), plus value-added tax. The Agreement contains customary confidentiality provisions and has a term of one year; the Agreement may be terminated by either party upon 60 days’ prior written notice. A copy of the Agreement will be filed as Exhibit 10.1 to the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2010 and is incorporated herein by reference. The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement.

Mr. Ben-Or, 40, has served as the chief executive officer of CFO Direct Ltd. since January 2007; through CFO Direct, he has provided chief financial officer services to a number of biotechnology companies based in Israel and traded on the Tel-Aviv Stock Exchange. Prior to founding CFO Direct, Mr. Ben-Or served as the Vice President, Finance of Glycominds Ltd., a leading biotechnology company from 2001 until 2005. Mr. Ben-Or holds a BA (Business) from the College of Administration and an MBA from the Bar Ilan University, both in Israel; he is a Certified Public Accountant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOPSPIN MEDICAL, INC.

Date: September 24, 2010

By: /s/ Uri Ben-Or
Name: Uri Ben-Or
Title: Chief Financial Officer